Exhibit 10.2

January 31, 2005

Teltronics Inc.
Attn: Dominick Catinella
19-02 Whitestone Expressway, Suite 201
Whitestone, New York 11357

Mr. Catinella:

Please let this letter serve as official notification that Teltronics has won the award for maintenance on the schools listed in the attached document via NYC DOE/DIIT Minibid #2189. The previous contract, which was to expire on December 31, 2004, was numbered 9101931. The new contract number will be DMS1021, which has been derived from the NYS Office of General Services PBX Backdrop Contract, Award No T960252. Since this bid was awarded to you on 12/17/04 (via email), that is the anniversary date of this new contract. This bid for these sites will expire on 12/17/14.

If you have any questions or concerns, please call me at 718-935-5520.

Thank you for your participation and continued cooperation.

Sincerely,

JANINE MAISANO
JANINE MAISANO
Director of Procurement - DIIT
NYC Department of Education

MINIBID # 2189

AMENDMENT # 1

NYS Office of General Services Award # T96052
Telecommunications Maintenance for 350 Teltronics Sites
Site listings attached

Minibid Due Date: Tuesday, November 30, 2004 @ 3:00 PM

•	Pre-Bid Conference will take place at 335 Adams Street, 28th Floor, Brooklyn, NY 11201 in room M203 on Monday, November 22, 2004 at 2:00 PM. If you are planning on bidding, you must attend the Pre-Bid Conference.
•	Questions may be sent to thardy@nycboe.net Last day for questions will be Tuesday, November 23, 2004 at 12:00 PM. All questions will be answered and sent to all bidders at one time.
•	All Bids must be submitted by hand delivery or overnight mail to: Tarel Hardy at the New York City Department of Education (DIIT), 335 Adams Street, 28th Floor, cubicle D 104, Brooklyn, New York 11201.
•	Any bid submitted after the bid opening time and date will not be accepted. There will be no exceptions!

Nature of Work to be Performed:
Maintaining and supporting telephone systems and, peripheral equipment for 350 Teltronics sites.

Pricing
All line items must be bid on or the bid will be disqualified.
Total Prices as per Attachment A, Attachment P and the Quote and Rate Certification are as follows:

GRAND TOTAL          $5,861,210.94

Please fill out information below indicating agreement to terms above and pricing enclosed:

Company Name:	Teltronics, Inc.
Representative:	Matthew L. Howarth
Rep Signature:	/s/ Matthew L. Howarth
Email Address:	mhowarth@teltronics.com
Phone:	212-984-0106
Date:	November 30, 2004

MINIBID # 2189

NYS Office of General Services Award # T96052
Telecommunications Maintenance for 350 Teltronics Sites
Site listings attached

Minibid Due Date: Tuesday, November 30, 2004 @ 3:00 PM

•	Pre-Bid Conference will take place at 335 Adams Street, 28th Floor, Brooklyn, NY 11201 in room M203 on Monday, November 22, 2004 at 2:00 PM. If you are planning on bidding, you must attend the Pre-Bid Conference.
•	Questions may be sent to thardy@nycboe.net Last day for questions will be Tuesday, November 23, 2004 at 12:00 PM. All questions will be answered and sent to all bidders at one time.
•	All Bids must be submitted by hand delivery or overnight mail to: Tarel Hardy at the New York City Department of Education (DIIT), 335 Adams Street, 28th Floor, cubicle D 104, Brooklyn, New York 11201.
•	Any bid submitted after the bid opening time and date will not be accepted. There will be no exceptions!

Nature of Work to be Performed:
Maintaining and supporting telephone systems and, peripheral equipment for 350 Teltronics sites.

Pricing
All line items must be bid on or the bid will be disqualified.
Total Prices as per Attachment A, Attachment P and the Quote and Rate Certification are as follows:

GRAND TOTAL          $5,861,210.94

Please fill out information below indicating agreement to terms above and pricing enclosed:

Company Name:	Teltronics, Inc.
Representative:	Matthew L. Howarth
Rep Signature:	/s/ Matthew L. Howarth
Email Address:	mhowarth@teltronics.com
Phone:	212-984-0106
Date:	November 30, 2004

Mini-Bid # 2189

Amendment #1

Please be advised that the
maintenance period on this bid
has been changed from 5 years
to 10 years. Pleaes make the
necessary adjustments.

Mini-Bid

Pursuant to GROUP 77009 Back-Drop Contracts for Private Automatic Branch
Exchange (PBX), Peripheral Systems, Accessory Equipment & Maintenance

FOR MAINTENANCE AND MOVES, ADDS & CHANGES (M.A.C.'s) ON
VARIOUS MODELS OF TELTRONICS PBX TELEPHONE SYSTEMS and
PERIPHERAL EQUIPMENT, INCLUDING VOICE MAIL and CALL
ACCOUNTING SYSTEMS

Purpose

The purpose of this mini-bid is to award contracts for Maintenance and Moves, Adds and Changes under the New York State Group 77009 Back-Drop Contracts for Private Automatic Branch Exchange (PBX), Peripheral Systems, Accessory Equipment & Maintenance. The PBXs to be maintained include VARIOUS MODELS OF TELTRONICS PBX TELEPHONE SYSTEMS and PERIPHERAL EQUIPMENT, INCLUDING VOICE MAIL and CALL ACCOUNTING SYSTEMS. Bidders must respond to all systems specified.

Background

The Department of Education's Office of Telecommunications (OOT) has been installing PBXs for over ten years. The various OOT contracts provide for 9 years of maintenance following the initial one-year warranty. OOT is seeking new maintenance contracts for sites whose agreements are about to expire.

Scope of Work

Attachment A1, Item 1.a. lists the sites that are in need of a new maintenance contract. Appendix 1 shows the location of the schools and the type of systems installed.

The Department requires some or all of the following services:

1.	Basic PBX Maintenance - repair or replacement of malfunctioning phones, circuit cards, power supplies etc.
2.	MACs - adding phones or lines to the system, programming changes, jack relocations, upgrades, etc.
3.	Maintenance of Peripherals - maintenance of call accounting and voice mail systems.

Mini-bid Submission

  Responses to this mini-bid (2 copies) must be received by November 30, 2004 at 3:00 PM
  Submissions are to be mailed or delivered to:
Office of Procurement 335 Adams Street, 28th Floor Brooklyn, NY 11201 Attn: Tarel Hardy
  Questions regarding the mini-bid may be addressed to Tarel Hardy at thardy@nycboe.net.

A Vendor Conference has been scheduled for Monday, November 22, 2004 at 2:00 PM in conference room M203 at the above location.

Unit cost quotes shall not exceed the rate schedule established in the Office of General Services, Procurement Services Group, PABX Term Contract, Award Number T960252. Contractors should pay strict attention to the bid submission date and time to prevent disqualification. To insure compliance with Project Definition requirements and prevent possible disqualification, Contractors should follow the format and instructions in Sections III and IV, BID CONTENT and BID FORMAT of this Project Definition.

All terms and conditions not expressly stated in this Project Definition shall be covered under the PBX Back-Drop Award T960252 and by reference herein become a part of the Agreement resulting from this Project Definition.

PROJECT DEFINITION

The following are the DOE requirements regarding warranties and disaster recovery and must be assignable to the DOE.

Warranty (regarding any equipment purchased under this agreement)

The contractor shall warrant all work and materials to be in full and complete accordance with the contract, addenda specifications and requirements appertaining thereto, and that all work and materials are free from any and all defects and imperfections, and fully suitable for the use and purposes for which each is intended. The contractor also agrees that if any defect should develop or appear, which the DOE finds was not caused by improper use, the contractor shall in accordance with the time periods specified herein, fully correct, substitute and make good, any such defective materials without cost to the DOE and will indemnify and hold the DOE harmless against any claim, demand, loss or damage, by reason of any breach of this warranty.

The warranty shall cover all parts and labor for the period of one (1) year following the warranty start date.

The contractor must guarantee parts and service availability for a minimum of ten (10) years following award of contract. The contractor must provide evidence of staff certified by the PBX manufacturer, must have access to manufacturer backup technical support and must have access to manufacturer's current software releases. Contractor must be a certified Direct Dealer of Teltronics with the ability to provide the latest hardware and software developments of the manufacturer to the DOE.

SOFTWARE TERMS AND CONDITIONS

The following are the DOE terms and conditions regarding software.

The DOE is to be granted an irrevocable, permanent, non-transferable, exclusive license to use the software and related documentation furnished to the DOE under this contract.

The DOE does not wish to receive title or ownership rights to such software.

The software is defined as computer programs contained on a magnetic tape, disk, semiconductor device or other memory device, consisting of hard-wired logic instructions which manipulate data in the central processor and control input-output operations and error diagnostic and recovery routines and instruction sequences in machine-readable code that control call processing, peripheral equipment administration and maintenance functions as well as documentation used to describe, maintain and use the program.

This grant shall be limited to use with the equipment for which the software was obtained or, on a temporary basis, on back-up equipment when the original equipment is inoperable.

The DOE is permitted to make a single archive copy of software.

Contractor shall provide the latest software release available from the manufacturer at the time of each system hard cut, or upgrade. In addition, the Contractor shall provide, to the DOE, at no additional cost and for a nine-month period following each system hard cut, an upgrade to any further software release.

Vendor shall certify that all software offered (PBX, administrative, all ancillary equipment and any other software provided with any part of the systems proposed) as a part of any component of the system, or system upgrade, offered is year 2000 compliant. The vendor must also issue explicit warranty to the effect that if any software or component delivered and installed as part of this system proves to be non-compliant with year 2000, the vendor will, at the discretion of DOE, replace the software or component with a similar and acceptable product which is year 2000 compliant, modify or repair the product in order to bring it into year 2000 compliance or refund the original purchase price of the software or component to RUSD.

Year 2000 compliant means information technology that accurately processes date/time (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries and the years 1999 an 2000 and leap year calculations. Furthermore, Year 2000 compliant information technology, when used in combination with other information technology, shall accurately process date/time data if the other information technology properly exchanges date/time data with it.

(a) All computer technology provided by contractor containing or calling on a calendar function including, without limitation, any function indexed to a CPU clock, and any function providing specific dates or days, or calculating spans of dates or days, shall record, store, process, provide and, where appropriate, insert, true and accurate dates and calculations for dates and spans including and following January 1, 2000. As part of its maintenance obligations contractor shall consult with the DOE to assure that such technology will (i) have no lesser functionality with respect to records containing dates both, or either, before or after January 1, 2000 than heretofore with respect to dates prior to January 1, 2000 and (ii) be interoperable with other technology used by the DOE which may deliver records, receive records from or otherwise interact with such technology in the course of the DOE's data processing.

(b) All technology heretofore provided or specified to the DOE by contractor whether hereunder o under separate agreement, if not currently capable of using or rendering data or item sensitive data or supporting interoperability in the manner described in subsection (a) above, but still under maintenance, shall be modified of replaced by contractor with technology which provided all existing functionality and is so capable, by date no later than September 30, 1998 without incremental charge therefor.

Year 2000 compliance shall be defined as follows: the vendor shall represent that, in connection with calendar-related data and calendar-related processing of date data or of any system date the Software will not malfunction, will not cease to function, will not generate incorrect data, and will not produce incorrect results. The vendor also represents that the Software has been tested for the following specific dates and the transition to and from each such date: December 31, 1998; January 1, 1999; September 10, 1999; December 31, 1999; January 1, 1999; February 28, 2000; and February 29, 2000.

SECTION I SITE DESCRIPTION

The Sections and attachment numbers in this portion of the mini-bid correspond to the numbering in the New York State back-drop contract documents for the convenience of vendors. Missing section numbers are not relevant to this procurement.

I.1           LOCATION AND EQUIPMENT TYPE
The school locations and the make and model of PBX installed are listed in Appendix 1. This attachment lists the equipment at each site and the name and address of the site. .

I.4           KEY EVENTS/DATES

EVENT	DATE	TIME
Project Definition Release Date	November 17, 2004	12:00 PM
Closing Date for Pre-Bid Inquiries
Pre-Bid Conference	November 22, 2004	2:00 PM
Final Date for Bidder Inquires	November 23, 2004	12:00 PM
Submission of Bid	November 30, 2004	3:00PM
Time Estimates/Goals:
Evaluation and Selection	TBD
Contract Award	TBD

SECTION II PROPOSED SERVICES

II.1           NYS DEPARTMENT OF LABOR PREVAILING WAGE RATE SCHEDULES

This is a Public Work project. The Bidder must use the labor rates as stated in Section III.4 of the Term PBX Contract as minimum wage rates for the category listed. Please read all information in Section III.4. Make note that at the end of the labor rates there is a list of companies with which the Department of Labor prohibits State Agencies from doing business. The Department will disqualify any bid from a company which is listed and a bid which uses one of the listed companies as a subcontractor.

The awarded Bidder will be required to complete the following actions and maintain Department of Labor records as indicated:

•	The Prevailing Wage Schedules must be posted at the work site so that workers are aware of the wages and supplements to which they are entitled by law.
•

The awarded Bidder must provide all workers with a written notice informing them of the prevailing wage requirements for the job and each worker must sign a statement or declaration that attests that all workers have been given this information.

TELTRONICS HAS READ AND WILL COMPLY

•	Posters must be hung in a conspicuous place at the work site.
•	The Bidder must ensure that all workers receive a wallet card
•	The Contractor is required to certify payrolls and keep the certified records on site and available.

Prevailing Wages

Contractors must comply with the applicable provisions of the State Labor Law Section 220. Contractors are required to pay prevailing wages to certain labor titles. The applicable titles are Telecommunication Worker and Electrician. Rates are established by the Office of the Comptroller of the City of New York. Please find attached excerpts from the Comptrollers wage rate schedule.

As of July 1, 2000, technicians who install and maintain data cable are to be paid according to the "Electrician" title prevailing wages.

TELTRONICS HAS READ AND WILL COMPLY

MODULE 20           MAINTENANCE

20.1

MAINTENANCE OF EQUIPMENT
The contract will include annual maintenance for a term of three (3) years beginning July 1, 2004 and extending through June 30, 2007 with an optional two (2) year extension.

Rates are to be adjusted annually by the Bidder for increases and decreases in the number of stations. The unit cost of maintenance will not escalate at a rate higher than that of the Consumer Price Index (CPI) as published by the United States Bureau of Labor Statistics for the area in which the system is installed.

In Attachment A2, the Bidder must describe the procedure for applying the maintenance rates (e.g. if the Bidder charges maintenance per port, the Bidder must describe whether the charges are per available ports or active ports and show the derivation of the number of ports which the Bidder has entered in the quantity column). Also, if the Bidder charges maintenance for the "switch equipment", exactly what components are included in this category). All rates must be listed in Attachment A1 and are only to be used as a textual reference in Attachment A2.

20.2

MAINTENANCE CENTER LOCATION AND PERSONNEL PROFILE

Each bid must contain a listing for the location from which maintenance personnel will be dispatched to service the systems. The bid must also list the experience of service personnel at this location. Details to be included are shown in Attachment R. Only Bidders with a fully staffed maintenance center within a 50 mile radius of 2 Metrotech Center, Brooklyn, NY 11201 will be considered responsive to this RFB.

20.3

REQUEST FOR REFERENCES

Provide a list containing a minimum of ten (10) references for comparable systems being maintained by bidder. Provide a verifiable contact name and phone number. Include system size (total number of ports and stations) and major peripherals and features. Respond in Attachment R.

20.4

PREVENTIVE MAINTENANCE
Bids will specify the frequency and duration of preventive maintenance (PM) required for the proposed equipment. PM will be performed according to a schedule that is mutually acceptable to the DOE and the Contractor. The schedule will be consistent with the operating requirements of the DOE and will be based upon the specific needs of the equipment being maintained. Bidders must include in bids in Attachment E, a description of any Remote Administration and Maintenance Service arrangements that are available with the proposed system. The description must include the frequency of the interrogations and the data that is available. In Attachment E, itemize the cost to the DOE for any equipment required for the DOE to perform this function and the cost of the service if provided by the supplier. If the bidder requires a dedicated telephone line for remote maintenance, the recurring and non-recurring charges for that line must be itemized in Attachment E. The DOE will not pay for remote access lines. Contractors will need to cover such costs as part of the annual maintenance fee charged. Contractor will also need to order such lines from Verizon. The DOE will not assist in this area.

TELTRONICS HAS READ AND WILL COMPLY

20.5

REMEDIAL MAINTENANCE
Remedial maintenance will be performed upon notification to the Maintenance Contractor that the equipment is inoperable or unsuitable for operation. The Maintenance Contractor will be responsible for assuring that on premise service for each request is provided in accordance with the following:

Response time for Repairs

An authorized, system-trained technician must make responses to any of the following conditions. Responses must be made within the time frames stated below, between the hours of 8:00 AM and 5:00 PM on regular business days unless otherwise specified by the site telecommunications administrator.

A "system disaster" is defined as the failure of common equipment, power supplies, any other equipment, which would render the system inoperable or incapable of communications. The only acceptable response time for a system disaster is one (1) hour from the time reported.

A "major system failure" is defined as 40% or more of all trunks and/or 40% or more of all voice stations out of service and/or a failure of any or all of the consoles. Response to a major system failure must be made within two (2) hours from the time reported. Note: failure of the Principal's private line and/or any General Office lines shall constitute a major system failure.

A system failure is defined as less than 40% of all trunks and/or less than 40% of all voice stations out of service. Response to a system failure must be made within twenty-four (24) hours from the time reported.

All other requests must be responded to within 48 hours from the time reported.

Trouble reports will be made by telephone. Calls placed to the contractor's help line between the hours of 8:00 A.M. and 5:00 P.M. must be answered by a live person.

Any service requiring the system to be rebooted or shutdown must be coordinated with the site telecommunications administrator.

The above response limitations include travel time. Details of how the supplier will meet this level of responsiveness, and how any exception will be dealt with must be described in the bid using Attachment E.

Vendors must provide a local telephone number or toll free number for the DOE to use for reporting service issues. Please reply in Attachment R.

If the Bidder does not perform according to the contract, the DOE reserves the right to enforce the Manufacturer's Guarantee or to contract with another maintenance company. The difference in cost if any, between the two will be borne by the Contractor awarded this project.

TELTRONICS HAS READ AND WILL COMPLY

Maintenance Requirements

The following maintenance requirements will apply:

Maintenance shall include the repair or replacement of any and all defective parts of the network system including power supplies, circuit cards, telephones, UPS, station wires, riser cables, interconnecting cables and any part affecting the functional operation of the system including all peripheral items (i.e., software, computers, printers, etc.).

Proper date and time must be maintained on the system at no cost to the DOE. Programming of new area codes (eg. 917) and exchanges shall be at no cost to the DOE.

Call accounting system maintenance price must also include tariff and rate updates on at least a semi-annual basis.

Bidders shall indicate in the spaces provided on the response form monthly maintenance rate for an active port for year one. Annual increases in the maintenance rate for any following year(s) shall be in accordance with changes in the national Consumer Price Index (CPI-U) over the previous twelve-month period, and shall not exceed any other customer's rate. Contractor must receive approval on annual CPI increases from the DOE.

Bidders shall advise the DOE in the response form of hourly maintenance rates for services to be rendered on a time and materials basis during year one. The DOE reserves the right to order maintenance service on this basis at any time during the course of the contract.

If the site opts for a maintenance contract, the terms, conditions and pricing in this form will apply. Site will not sign any separate maintenance agreement. Current procedures are that maintenance bills are paid by the OOT. Invoices should be addressed to the Director of OOT.

20.6

SYSTEM MONITORING

The Bidder shall provide 24 hour x 7 day a week monitoring of the proposed PBX for minor and major system alarms. The Bidder shall respond to the said alarms as outlined in Module 20.5 for remedial maintenance. The Vendor shall notify the facility of any system alarms. The monitoring may be performed via the PBX with the alarms being reported to a PBX monitoring location manned and operated by the Bidder. The Bidder's ability to perform this function may be used a part of the value added service portion of the evaluation. Please provide a detailed written description of how your company will provide this in Attachment E. Include any charges that may be incurred for this value added service.

TELTRONICS HAS READ AND WILL COMPLY

20.7	MAINTENANCE REQUEST REPORTS
The Contractor will furnish the DOE with a monthly report of all maintenance requests. The report will include, as a minimum, the following data for each request for assistance:

       •  Service ticket number
       •  Telephone number reporting trouble
       •  Date and time notified.
       •  Date and time of arrival.
       •  Description of malfunction reported.
       •  Diagnosis of failure and work performed.
       •  Date and time failure was corrected.
       •  Charges for the service, if applicable.
       •  Name of person performing the service.
       •  Name of person and agency reporting trouble.

20.8

MAINTENANCE CREDIT FOR EQUIPMENT MALFUNCTION
The maintenance contract resulting from this Project Definition will contain a maintenance credit provision.

The specific amount for each hour of failure and the conditions under which the maintenance credit will be due are defined in the Maintenance Guarantee (Module 20.11) and the term PBX contract.

When a maintenance credit is due, the total number of creditable hours, adjusted upward to the nearest hour, will be accumulated for the monthly billing period. Down time for each incident will begin from the time the DOE places the maintenance request and will end when the equipment is returned to proper operating condition. Travel time is excluded from the down time computation.

20.9	MAINTENANCE RESPONSIBILITY
Malfunctions, which cannot be immediately diagnosed and pinpointed to a certain item of equipment or service, will require the participation of all service suppliers until responsibility for the problem has been unequivocally established.

In no instance will the failure to resolve the issue of responsibility relieve any of the suppliers of the mutual obligation to restore system operability with the least impact on the availability of telephone service. The DOE reserves the right to adjudicate such matters after the fact and validate charges and/or maintenance credits applicable to the provisions of the contracts or tariffs involved. As a part of maintenance responsibilities, the Prime Contractor will represent the DOE with the regulated telephone company in order to identify and correct problems with telephone service. Specific responsibilities include responsibility for any charges from the regulated utility as a result of use of Bidder supplied equipment.

20.10

FAILURE TO COMPLY
Should the Contractor fail to maintain the equipment at a level equal to the Standard of Performance requirement, the DOE reserves the right to terminate the maintenance contract without any penalty whatsoever to the DOE upon thirty days written notice to said Contractor.

TELTRONICS HAS READ AND WILL COMPLY

20.11

MAINTENANCE GUARANTEE
The parties agree that to effectively provide maintenance specified hereunder, Contractor will store a spare parts inventory of critical parts on-site in a secured area to be provided by the DOE or at its maintenance facility which must be within 35 miles of the installed equipment. The Department assumes no responsibility or liability for loss of any inventory where the Department provides the Contractor with storage space at the facility premises. Critical parts are:

Common Control Cards, Memory Cards, Line Cards, Trunk Cards, Tone Generators, Consoles, UPS's, Power Supplies and associated Power Equipment, Network and/or Shelf Inter-face Cards, and any other equipment whose failure would adversely affect ten (10%) percent of the system.

Contractor agrees to administer such inventory at its own risk and at no extra cost to the Department. Contractor guarantees that within forty-eight (48) continuous hours of its response for any maintenance as provided above that repairs will be successfully completed and that system service will be fully restored so long as the malfunction is attributable to Contractor's equipment. Upon the Contractor's failure to provide such maintenance service to correct the malfunction within the forty-eight (48) hour time period, the Department will be entitled to a credit of 10% of the monthly system maintenance cost but not less than one hundred ($100.00) dollars for every business hour (defined as the hours between nine [8] a.m. and five [5] p.m. Monday through Friday, excluding weekends and legal holidays) beyond the forty-eight (48) hour time period. During the Base Year, any such credit will be levied against any additional charges incurred by Department with the Contractor, and thereafter against the applicable monthly maintenance charge.

20.12

DISASTER RECOVERY PLAN

In the event of a major system outage/emergency, the Bidder must have a means of delivering a replacement PBX and its auxiliary components within 48 hours. Describe in detail the measures your company will take to insure that this system is replaced or made equally functional to the original system installation prior to the disaster. Include any charges that may be incurred for this service. Please reply in Attachment S.

20.13

PAYMENT FOR MAINTENANCE

Payment for the annual maintenance contract will be made on a quarterly basis and will be paid in arrears subject to the normal payment process of the issuing office. Bidder is to identify any additional discounts that may apply for the pre-payment of maintenance in Attachment A3.

The Department will be applying to the Schools and Libraries Division (SLD) for "e-rate" funding for PBX maintenance. If the applications are approved, the vendor will invoice the Department of Education for its share and the remainder will be obtained from the SLD.

SMDR

STATION MESSAGE DETAIL RECORDING
The systems to be maintained provide a complete SMDR call record output via an RS 232 port, EIA Standard. The output is in the form of individual complete call records containing the following information:
            •  Date the call is made (month and day)
            •  Extension number that made call

TELTRONICS HAS READ AND WILL COMPLY

            •  Trunk Group Access Code
            •  Authorization Code (minimum of 6 digits)
            •  Type of call (e.g. DDD, FX, TL, WATS)
            •  Number called (area code + number)
            •  Time call started
            •  Duration of call

SERVICE BUREAU SOLUTION

The Department is asking for call accounting pricing for a service bureau all sites.

•  If not already existing, the Contractor may be required to provide, install and test call storage/polling/toll fraud device at each site.

•  Monthly, contractor will provide to the site (or the site's financial management center) on 3.5-inch micro disk (s) , CD-rom or through a website, the following minimum information:

•  Pre-programmed reports: Trunk Usage, Call Volume by Hour, Authorization Code Summary, Authorization Code Detail, Authorization Code list, Most Expensive Call/Longest Call

•  Call Detail for the month that can be searched by extension or number called. User must be able to mark and print selected range or pages.

•  Reports must accessible via IBM compatible PC's.

•  Contractor shall be responsible for system setup, programming (including complete database entry) training and subsequent system maintenance.

•  Contractor shall provide upon request a hard copy of any report available from the system.

•  Contractor shall archive monthly CDR information for each site and store for a minimum of three (3) years.

•  Contractor must maintain current rate updates and numbering plan updates at no extra charge to the DOE.

•  On site device shall have a minimum one- (1) year warranty.

•  Polling of the storage device will be accomplished after normal business hours and utilize one of the existing telephone lines or vendor will order and pay for dedicated maintenance circuit.

•  PBX contractor will be the single point of contact for the service bureau. The DOE will not deal directly with a separate service bureau provider

TELTRONICS HAS READ AND WILL COMPLY

• The cost of maintaining the service bureau must be included in Attachment A1.

MODULE 21          MAC'S

21.1	MOVES, ADDS AND CHANGES

Prices quoted shall be firm for the first two year of the contract. The contractor will be permitted annual increases in the price response for each of the remaining years, in accordance with the change in the National Consumer Price Index (CPI-U) over the previous twelve-month period but shall not exceed any other vendor customer's rates.

MAC prices are to include: the purchase cost of the equipment specified or acceptable equivalent; all material and labor costs necessary for the move, add or change (for station installations, assume that proper cables and jacks are not available at the station); the necessary software change cost involved in the move, add or change.

Time Frame Requirements for the Performance of MAC's:

1 to 6 MAC's: one (1) week (after placement of order);

6 to 10 MAC's: two (2) weeks (after placement of order);

11 MAC's or more: to be negotiated at time of placement of order, but not to exceed 30 days.

Moves of phones shall not affect maintenance costs. Additions will be reflected in the systems port count. Contractor will supply the DOE with port count updates with each maintenance invoice. Proposers will supply, in section 16 of the response form, maintenance prices for the voice mail/ auto attendant system and for additional ports and storage hours.

Maintenance prices quoted will be on a monthly basis and will begin after the initial one-year warranty has expired for the item. Maintenance prices quoted shall be firm for the first year of maintenance (Contract year 2). However, the contractor will be permitted annual increases as previously discussed in this response.

Inventory Prices

Prices quoted in Attachment P of the RFB bid where no installation of cable and jacks is indicated shall include purchase costs for the items and delivery only (i.e., no installation, or software changes costs). Delivery must be made within 5 days from receipt of encumbered purchase order.

21.2	PROGRAM UPDATING
The Bidder is required to include a description of the methodology to be used for program upgrades for the PBX models proposed. The charges for this service must be in Attachment A3 and the description included in the bid as Attachment V.

TELTRONICS HAS READ AND WILL COMPLY

21.3

PAYMENT FOR MACs
The appropriate District Office or Financial Management Center (FMC) will make payment for MAC orders/activity. It is the responsibility of the selected Contractor to establish an invoice process whereby the appropriate FMC is contacted and invoiced for all MAC related work. There are six Regional Operation Centers (ROC)'s) governing the payment and management of expenditures at local schools. It is incumbent upon the Contractor to familiarize its dispatch and billing departments with these FMC's and to develop the proper internal mechanisms for a multi-site account such as the DOE. The OOT will initially familiarize the Contractor with the account. The DOE will not accept any additional charges for this service and will not be responsible for mis-directed invoices.

MODULE 23           RATES /COSTS

23.1

COST DATA
The format in which the cost data is submitted in the bid is shown in the forms in Attachment A. Insert either a cost or indicate charge (NC.). Cost data fields that do not have a price entered or noted as N.C. (No Charge) will be considered to have no cost by default and must be provided by the Bidder at no additional cost to the Department. Alternatively, Bidders failing to furnish complete cost data will be disqualified.

As per section V.8 of the PBX Back-Drop Contract - Award T960252, please provide a copy of the parts/components and services price schedules for the proposed PBX and ancillary devices (sets, CSU's, stand alone adjuncts, etc.) as detailed in the PBX Back-Drop Contract. The Bidder must also supply a copy of the non-manufactured products price schedule as detailed in the PBX Back-Drop Contract. Indicate any additional discounts being offered for this specific Project Definition above the discount stated in the PBX Back-Drop Contract. Attach your responses as a supplement to Attachment A.

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SECTION III BID CONTENT

III.1

TABLE OF CONTENTS
The rules established for bid content and format will be rigidly enforced. Variations from the rules prescribed herein will subject the Bidder to outright disqualification. It is in the best interests of the Bidder to become familiar with the constraints imposed on its bid so that the evaluation process can proceed in a timely manner.

ALL BIDS MUST BE COMPLETED IN INK OR MACHINE PRODUCED. BIDS SUBMITTED HAND WRITTEN IN PENCIL WILL BE DISQUALIFIED. The Department prefers that the bids not be hand written, but this is not mandatory as long as the Bidder uses ink or an indelible pen.

FORMAT AND CONTENT OF BID SUBMITTAL
Bidder MUST supply two (2) ORIGINAL bids and include as part of their bid, all items listed below and use the following format as their TABLE OF CONTENTS for their bid submission. Bids are to be submitted in binders with each item listed below as a separate section marked with index tabs as section dividers.

BIDDERS NOT ADHERING TO THIS TABLE OF CONTENTS MAY SUBJECT THEIR BID TO DISQUALIFICATION.

(Bidder's) TABLE OF CONTENTS

VOLUME 1
(1)	Executive Summary

In this section, Bidders should include the requirements detailed in Attachment R; a company profile; client references; personnel information/resumés; Section II solution overview; and the name, address and phone numbers of the parties submitting the bid.

(2)	Quote and Rate Certification
The Bidder will insert the "best and final" quote here and certify that the rates are equal to or less than the contract guaranteed rates.

(3)	Bid Form - Cost Data

In this section the Bidder will extract Attachments A1, A2, A3, A4, and P as provided in this Project Definition, complete all Cost Data required, enter the company at the top of each page where indicated and sign all fields where required.

(4)	Bid Form - Technical Data

In this section the Bidder will extract Attachments E and S as provided in this Project Definition, respond to all the technical requirements of Section II of this Project Definition by creating any Attachments not provided.

(5)	Evidence of Ability / Financial Security
Insert the financial statement as required Section III.6 of this Project Definition.

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III.2	BID BOND A Bid Bond is not required by The Department..

III.3

UPDATING BIDS
The Department is aware of the problems associated with ensuring accurate and timely updates to each supplier's bid. Two methods of updating may be accepted, at the sole discretion of the Department following the submission of bids:

A.  Errata and addenda sheets
B.  Updated sheets

Upon written notification to or by the Bidder, new or updated pages may be placed in bids. Updated pages may not change or add to the purchase price or unit pricing with the exception of calculation errors that can be authenticated by the Department.

All new or corrected pages must show the date of the revision at the bottom of each page and indicate the portion of the page that has been changed. Drawing vertical lines down both margins of all affected passages will fulfill this latter requirement. All new or updated pages to the bid must be submitted to the individual identified at the start of this Project Definition. No alteration, erasure, or addition is to be made in the typewritten or printed matter of the Project Definition or bid.

III.4	BID MODIFICATIONS BY ISSUING OFFICE The Department reserves the right to modify the Contractor's bids to change the quantities of equipment or features.

III.5

EVIDENCE OF ABILITY/FINANCIAL SECURITY
Bidders must have an organization which is financially and logistically able to handle a contract with the potential for simultaneous multiple orders and delivery of maintenance services to the large quantities of sites involved. The bidder is required to submit evidence that they have maintained PBX systems similar in scope and size to the one specified in this Project Definition. Bidders are to submit resumes of key staff personnel in engineering, management, administration, installation, training and maintenance that will have direct responsibility in this procurement and installation. Details should include, but not be limited to, years of experience, level of experience/expertise, product knowledge, professional training, manufacturer's certification etc. Bidders must submit with the bid a copy of the most recent Consolidated Statement of Income and a Consolidated Balance Sheet arrived at by generally accepted accounting principles. Failure to meet the above qualifications may disqualify your bid.

Information submitted in response to this section is subject to all conditions detailed in Section V.7.1 Record Disclosure/Confidentiality of Proprietary Records of the PBX Back-Drop Contract.

TELTRONICS HAS READ AND WILL COMPLY

SECTION IV BID FORMAT

IV.1

SUBMISSION OF SEALED BIDS
Completed bids are to be packaged, sealed and delivered to the Department at the site stated at the beginning of the Project Definition. The date and time are shown in Section 1.4.

All bids must have a label on the outside of the box or package itemizing the following information:

          BID ENCLOSED (preferably bold, large print, all capital letters)
          - Contract number -
          - Bid submission date and time
If using a commercial delivery company that requires you to use their shipping package or envelope, your bid should be placed within second sealed envelope labeled as detailed above. This will ensure that your bid is not prematurely opened.

Bids not received by the time and date shown in Section 1.4 will not be opened. Bidders using commercial delivery companies are encouraged to ship early. If one of these companies is late delivering a bid, the bid will be considered late. There will be no exceptions.

IV.2

GENERAL BID APPEARANCE
Bidders will submit bids in loose leaf binders so that updated pages can be easily incorporated into the originals. The official name of the firm submitting the bid must appear on the outside front cover of each binder, together with the name of the Department as shown on the cover page of this Project Definition. Index tabs must be used to divide each major Section.

TELTRONICS HAS READ AND WILL COMPLY

SECTION V METHOD OF AWARD

V.1

MANDATORY REQUIREMENTS
Each bid shall be reviewed for completeness and conformance to the mandatory technical and administrative requirements of the Project Definition. The Department has the option of requesting Bidders to submit missing information or provide clarification of those issues deemed incomplete, or disqualifying the bid.

If a bid does not meet the mandatory requirements, the review is complete and the bid will be disqualified. A cost evaluation will not be performed.

V.2

COST DATA
After a bid has satisfactorily met all the mandatory technical and administrative requirements of this Project Definition, the Department will review the cost data supplied by the Bidder. The Department reserves the right to request that the Bidder provide additional information to meet the qualifications of this Project Definition.

V.3

EVALUATION CRITERIA
All bids will be evaluated based on the following criteria:

The award of the contract resulting from this Project Definition will be based upon the provisions of Section 163 (10) of the State Finance Law on the basis of best value to a responsive and responsible Bidder". Bids will be evaluated utilizing the following method:
Financial Evaluation (100)
           The lowest cost Bidder will be identified and assigned the full value of [100%]. The remaining technically compliant bids will be ranked from the lowest cost to the highest cost with each receiving a proportional % of the financial award.

End of Project Definition

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ATTACHMENTS

A	Cost Data (Signature Required)
A1	Maintenance Charges; Moves, Adds, Changes & Disconnects
A2	Application of Maintenance Rates
A3	Feature Cost Data
A4	Auto Attendant/Voice Mail
E	Remote Administration Facility
P	Unit Purchase Prices
R	Maintenance Center Information
S	Disaster Recovery Plan
V	Program Upgrading

TELTRONICS HAS READ AND WILL COMPLY